Exhibit 23.2

Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-00000) pertaining to the 1st Source Corporation Restricted Stock Award Plan for the registration of 229,439 shares of common stock of 1st Source Corporation of our reports dated February 20, 2015, with respect to the consolidated financial statements of 1st Source Corporation and the effectiveness of internal control over financial reporting of 1st Source Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2014, filed with the Securities and Exchange Commission.

Chicago, Illinois
February 1, 2017